Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Director Stock Option Plan and the 2003 Stock Incentive Plan of our report dated February 20, 2004, except for Note 3, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and our report dated February 20, 2004, with respect to the consolidated financial statements of Kitchin Hospitality LLC, included in Amendment No. 1 to the Annual Report on Form 10-K/A of Jameson Inns, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 14, 2005